Exhibit 5.1

Our ref:	BM/JC/CC/1065260/0002/G15793906v1

OKYO Pharma Limited Martello Court Admiral Park St Peter Port Guernsey GY1 3HB
15 December 2023
(the “Addressee”)

Dear Sirs,

OKYO Pharma Limited (the “Company”)

1.	BACKGROUND

We have acted as counsel as to Guernsey law to the Company in connection with the Registration Statement and a Prospectus Supplement relating to the offering of 400,000 ordinary shares of no par value (“Ordinary Shares”) at a public offering price of US$1.50 per Ordinary Share being sold in the offering to certain purchasers under a securities purchase agreement and the issuance of 144,800 Ordinary Shares to certain creditors (together, the “New Ordinary Shares”). This Opinion is given in accordance with the terms of the legal matters section of the Registration Statement and the Prospectus Supplement.

2.	Definitions and interpretation

2.1	Capitalised terms used in this Opinion shall have the meanings given to them in Part A of Schedule 4 (Definitions and Interpretation).

2.2	This Opinion shall be interpreted and construed in accordance with Part B of Schedule 4 (Definitions and Interpretation).

3.	Scope

3.1	This Opinion is limited to: (a) matters of Guernsey law and practice as at the date of this Opinion; and (b) matters expressly stated in this Opinion.

PARTNERS: A Alexander C Anderson A Boyce T Carey R Clark T Corfield D Crosland M Dunster E Gray

D Jones N Kapp T Lane K Le Cras D Le Marquand P Montgomery B Morgan J Morgan CONSULTANTS: N Carey K Friedlaender J Greenfield G Hall

The Guernsey limited liability partnership known as Carey Olsen (Guernsey) LLP is a limited liability partnership incorporated in Guernsey on 1 March 2018 with its registered office at Carey House, Les Banques, St Peter Port GY1 4BZ and registration number 95.

3.2	We have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

3.3	This Opinion is based only on those matters of fact known to us at the date of this Opinion.

4.	Documents EXAMINED AND SEARCHES

4.1	In preparing this Opinion, we have reviewed copies of the documents set out in Schedule 1 hereto.

4.2	The documents listed in Schedule 1 hereto are the only documents and/or records we have examined and the only enquiries we have carried out. In particular, we have made no enquiries as to matters of fact, other than those obtained by the Searches.

5.	Assumptions and qualifications

5.1	This Opinion is given: (a) in reliance on the Assumptions; and (b) on the basis that the Assumptions (which we have not independently investigated or verified) are accurate, and have been accurate, in all respects at the date of this Opinion, and at all other relevant times.

5.2	This Opinion is subject to the Qualifications.

6.	opinion

We are of the opinion that:

6.1	Incorporation, valid existence, power, capacity and authority

6.1.1	The Company is duly incorporated as a non-cellular company with limited liability and validly existing under Guernsey law and is subject to suit in its own name.

6.1.2	The Company has the corporate power and capacity to exercise its rights and perform its obligations under the Registration Statement and the Prospectus Supplement.

6.1.3	The New Ordinary Shares to be offered and sold by the Company as contemplated by the Prospectus Supplement, when issued by the Company against payment in full of the consideration in accordance with the terms set out in the Prospectus Supplement and duly registered in the Company’s register of members, will be validly issued, fully paid and will not be subject to any call for payment of further capital.

6.1.4	The performance of the Company’s obligations under the Registration Statement and the Prospectus Supplement do not conflict with any applicable law or regulation of Guernsey to which the Company is subject or any provision of the Memorandum and Articles of Incorporation.

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6.2	Search results

6.2.1	The Searches revealed no evidence of any current resolutions for the winding up or dissolution of the Company and no evidence of the appointment of any liquidator, administrator or other such person having been given control of the Company or any of its assets.

6.2.2	The Searches did not reveal any proceedings against the Company including any proceedings to declare the property of the Company to be en désastre.

7.	Governing law, limitations, benefit, disclosure and reliance

7.1	This Opinion is governed by and shall be construed in accordance with Guernsey law.

7.2	We assume no obligation to advise you or any other person, or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed in this Opinion.

7.3	This Opinion is addressed only to you and is solely for your benefit in connection with each Document and except with our prior written consent it may not be disclosed to, used or relied on by any other person or for any other purpose, or referred to or made public in any way.

Yours faithfully

/s/ Carey Olsen (Guernsey) LLP

Carey Olsen (Guernsey) LLP

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Schedule 1

Documents EXAMINED

1.	A copy of the Registration Statement.

2.	A copy of the Prospectus Supplement.

3.	The Public Records.

4.	The Director Resolutions.

5.	The Certificate of Incorporation.

6.	The Memorandum and Articles of Incorporation.

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SCHEDULE 2

ASSUMPTIONS

1.	Copies

The completeness and conformity to original documents of all copies examined by us.

2.	Validity under other laws

The obligations expressed to be assumed by each party in the Registration Statement and the Prospectus Supplement constitute the legal, valid and binding and enforceable obligations of that party under all laws other than, in the case of the Company, Guernsey law.

3.	No conflict – foreign law or regulation

There is no provision of the law or regulation of any jurisdiction other than Guernsey that would have any adverse implication in relation to the opinions expressed in this Opinion.

4.	Searches

4.1	All documents or information that are required to be filed or registered by or in relation to the Company with the Registrar of Companies (whether or not any time limit for such filing or registration has yet expired) have been so filed or registered and appear on the Public Records and are accurate and complete

5.	Unknown facts

That there is no document or other information or matter (including, without limitation, any arrangement or understanding) that has not been provided or disclosed to us that is relevant to or that might affect the opinions expressed in this Opinion.

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schedule 3

Qualifications

1.	No conflict – contractual obligations etc.

We offer no opinion on whether there are any contractual or other obligations or restrictions binding on the Company (beyond any obligation or restriction stated in the Further Documents) in relation to the opinions expressed in this Opinion.

2.	Searches

2.1	The Searches are not conclusively capable of revealing whether or not:

2.1.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

2.1.2	an order has been made or a resolution passed appointing a liquidator or administrator or other person to control the assets of the Company,

as notice of these matters might not be filed with the Registry or the Greffe immediately and, when filed, might not be entered on the Public Records of the Company immediately. A company search conducted in Guernsey is limited in respect of the information it produces. The Companies Law allows for various periods of time to file certain information with the Registry including resolutions, notices and court orders which if the relevant period is still running may not appear in time for the search. Any changes to the details of the directors of a company must be filed within 14 days of that change. There is no requirement to file at the Registry information regarding the shareholders or secretary of a company or regarding mortgages, security interests or charges created by a company other than in respect of real property situated in Guernsey. Moreover, a company search carried out in Guernsey is unlikely to reveal any information as to any such procedure or similar proceedings initiated in any other jurisdiction. It should be noted that the Guernsey Courts have the power to recognise, in Guernsey, insolvency office holders appointed in respect of a Guernsey company pursuant to the laws of a foreign jurisdiction. Any such recognition may not be revealed by our Searches.

2.2	There is no official register of pending actions in Guernsey available for public inspection and no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the property of the Company en désastre; the Searches and enquiry of the Public Records referred to in this Opinion are an informal enquiry only and cannot be relied upon exclusively.

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SCHEDULE 4

Definitions and interpretation

Part A

Definitions

“Articles of Incorporation”	means a copy of the current articles of incorporation of the Company, as obtained from the Registry on the date hereof;

“Assumptions”	means the assumptions set out in Schedule 2 (Assumptions);

“Certificate of Incorporation”	means a copy of the Company’s certificate of incorporation;
“Companies Law”	means the Companies (Guernsey) Law, 2008;

“Director Resolutions”	means: (a) the written resolutions of the directors of the Company passed on 17 May 2023, 1 November 2023 and 15 December 2023 in which the directors of the Company resolved to approve (as applicable) (i) the preparation, execution and filing with the SEC of the Registration Statement; (ii) the preparation, execution and filing with the SEC of the Prospectus Supplement; and (iii) the issuance of the New Ordinary Shares;

“Greffe”	means the registry of the Guernsey Courts;

“Guernsey”	for the avoidance of doubt means the islands of Guernsey (and excludes Alderney and Sark);

“Guernsey Court”	means the Royal Court of Guernsey which definition shall include any court in Guernsey where the context so requires;

“Memorandum”	means the memorandum of incorporation of the Company as obtained from the Registry on the date hereof;

“New Ordinary Shares”	has the meaning given in paragraph 1 of this Opinion;

“Opinion”	means this legal opinion and includes the Schedules;

“Ordinary Shares”	means ordinary shares of no par value each in the capital of the Company;

“Qualifications”	means the observations and qualifications set out in Schedule 3 (Qualifications);

Prospectus Supplement	means the prospectus supplement filed with the SEC on or about the date hereof, incorporating by refence the Registration Statement;

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“Public Records”	means together the public records of the Company on file and available for the purposes of public inspection:

●	at the Registry (including its public website), on the date hereof; and

●	on a search of the computerised records of matters raised in the Guernsey Courts available for inspection at the Greffe on the date hereof;

“Registration Statement”	the registration statement on Form F-3 (File No. 333-272516), including a base prospectus, filed with the SEC on June 8, 2023, and declared effective on June 14, 2023;

“Registry”	means the Registry of Companies in Guernsey;

“Search” and “Searches”	means our inspection of the Public Records on the date hereof; and

“SEC”	means the U.S. Securities and Exchange Commission.

Part B

Interpretation

1.	References in this Opinion to:

1.1	a Schedule are references to a schedule to this Opinion;

1.2	a “person” include any body of persons corporate or unincorporated; and

1.3	legislation includes, where relevant, a reference to such legislation as amended at the date of this Opinion.

2.	Where a capitalised term appears in the left-hand column of Part A of Schedule 4 (Definitions and Interpretation) in the singular, its plural form, if used in this Opinion, shall be construed accordingly, and vice versa.

3.	Headings in this Opinion are inserted for convenience only and shall not affect the construction of this Opinion.

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